November 25, 2014

Ms. Nora Everett, President
Principal Funds, Inc.
Principal Financial Group
Des Moines, IA 50392-2080

Dear Ms. Everett:

Principal Management Corporation intends to purchase the following shares (the “Shares”):

Principal Funds, Inc. -	Purchase Amount	Shares Purchased
Global Real Estate Securities Fund - Class R-6	$10,000	1077.586
Income Fund - Class R-6	$10,000	1022.495
LargeCap Growth Fund I - Class R-6	$10,000	720.981
MidCap Value Fund III	$10,000	473.934
SmallCap Growth Fund I	$10,000	702.247
SmallCap Value Fund II	$10,000	696.379

Each share of the Global Real Estate Securities Fund has a par value of $0.01 and a price of $9.28 per share. Each share of the Income Fund has a par value of $0.01 and a price of $9.78 per share Each share of the LargeCap Growth Fund I has a par value of $0.01 and a price of $13.87 per share Each share of the MidCap Value Fund III has a par value of $0.01 and a price of $21.10 per share Each share of the SmallCap Growth Fund I has a par value of $0.01 and a price of $14.24 per share Each share of the SmallCap Value Fund II has a par value of $0.01 and a price of $14.36 per share In connection with such purchase, Principal Management Corporation represents and warrants that it will purchase such Shares as an investment and not with a view to resell, distribute or redeem.

PRINCIPAL MANAGEMENT CORPORATION

BY _/s/ Michael D. Roughton____________
Michael D. Roughton
Senior Vice President and Counsel